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                                                                    EXHIBIT 24.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 #33-46883) pertaining to the 1992 Long Term Compensation Plan, in the Registration Statement (Form S-8 #333-26409) pertaining to the 1994 Long Term Compensation Plan and 1997 Stock Option Plan for Outside Directors, in the Registration Statement (Form S-8 #33-84558) pertaining to the Kohl's Corporation Employee Savings Plan and in the Registration Statement (Form S-3 #33-80323) pertaining to the Debt Offering of Kohl's Corporation of our report dated March 5, 1999, with respect to the consolidated financial statements and schedule of Kohl's Corporation included in this Annual Report (Form 10-K) for the year ended January 30, 1999.


Milwaukee, Wisconsin                         ERNST & YOUNG LLP
April 16, 1999